Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-176246 on Form S-8 of Dunkin’ Brands Group, Inc. of our report dated February 24, 2012, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. and subsidiaries as of December 31, 2011 and December 25, 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011, December 25, 2010, and December 26, 2009, which report appears in the December 31, 2011 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts

February 24, 2012